Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-281198) of Nocopi Technologies, Inc. (the “Company”) of our report dated March 25, 2025 relating to the financial statements as of and for the year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2025.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

March 25, 2025